EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement (No. 333-153703) on Form S-4/A Pre-Effective Amendment No. 1 of EZCORP, Inc. of our report dated August 13, 2007, except for the effects of the restatements to the consolidated financial statements of operations and cash flows and as described in Note 1(a), as to which the date is November 8, 2007, relating to the consolidated financial statements of Value Financial Services, Inc., which appear in such Registration Statement.
We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.
/s/ Tedder, James, Worden & Associates, P.A.
Orlando, Florida
October 31, 2008